Working Capital Loan Contract

China CITIC Bank

Working capital loan contract

Borrower: CER Energy Recovery (Yangzhou) Co.,Ltd (hereafter refer to Party A)

Address: No.100 Zhongjiang Road, Yizheng Automobile Industry Park, Yangzhou

Zip: 211400

Tel: 85716661

Legal representative: Wu Qinghuan

Bank and accounts: China CITIC bank Yizheng Branch

Lender: China Citic Bank, Yangzhou Branch (hereafter refer to Party B)

Address no.171, weiyang road, Yangzhou

Zip: 225009

Tel: 0514-7890998

Legal representative: Xu Yong

Signing address: Yangzhou

Date: 6/6/2012

Party A and Party B enter into this contract based on the honesty and credibility, with the principles of equality, voluntariness according to “Contract Law of the People's Republic of China” and “Provisional measures of working capital loans”.

Article 1 Species of the loan

Party B agrees to provide Party A with working capital loan in accordance with this agreement.

Article 2 Credit amount and terms

2.1 The currency is RMB under this agreement: 10,000,000 (Say RMB ten million)

2.2 The terms of this loan is twelve months, from June 6, 2012 to June 6, 2013.

2.3 The deadline, drawdown date, credit amount shall be governed by recorded that of loan certificate, which is an integral part of this contract, and have an equal legal effectives.

Article 3 Usage of loans

3.1 The loan of this contract hereunder is used for, including but not limited to purchase materials, pay operating costs, administration fees and selling costs etc. Party A cannot change the usage of the loan without Party B’s written consent. Party A cannot use this loan for the investment of fixed assets and stock compensation, as well as filed and usage of forbidding operating and production, cannot divert loans arbitrarily.

Article 4 Credit interest rate and interest calculation

4.1 Interest rate for RMB loans shall be determined in accordance with Item _(1)___ below, if period from the signed date to single drawdown date of this loan hereunder is within six months:

(1) The loan interest rate shall be benchmark interest rate published by People’s Bank of China plus 15% on drawdown date.

(2) The loan interest rate shall be benchmark interest rate published by People’s Bank of China plus on effective date of this contract, namely the interest rate of this loan is .

If the term of single drawdown date and signed date of this contract is over six months, Party B is entitled to adjust the interest rate according to then-existing relevant interest rate policy, but shall notify Party A by written.

4.2 Interest rate adjustment measure is determined in accordance with item (1) below:

(1)	Fixed interest rate, which shall remain unchanged within the term of this Contract.
(2)	Floating interest rate. The loan interest rate shall be adjusted in accordance with item below, and the adjusted loan interest rate shall be the benchmark interest rate plus the floating margin, where the benchmark interest rate shall be the benchmark lending interest rate as published by the People's Bank of China corresponding to the term of loan as stated in Article 4.1.

4.3 The loan interest hereunder shall accrue from the actual drawdown date. The calculation formula of interest is: Normal interest=actual outstanding balance * actual days of accrued interest * annual interest rate / 360 days.

4.4 In relation to the loan which is not one-time repaying principal and interests, the first interest settlement date is June 20, 2012, and settlement measure is accordance with the item (1) below:

(1) Settle interest per month, and the interest settlement date is twentieth date of per month.

(2) Settle interest per quarter, and the interest settlement date is twentieth date of per quarter ended month.

4.5 Party A shall deposit sufficient corresponding amount in the account opened in Party B (number: 7327010182400008130) before the date of interest settlement, in order to Party B can deduct interest from the account; if Party A choose to pay interest by other ways, shall ensure the interest can be paid on time. If the interest settlement date is not bank business day, shall remit on the day that is one bank business day prior to the repayment date and each interest settlement date. If Party B do not receive the sufficient corresponding interest amount, namely equal to Party A do not pay interest on time.

4.6 Upon maturity of the loan, all outstanding interest shall be paid together with the principal. If the maturity date is statutory holidays or public holidays, shall accrue interest in accordance with the interest rate of contract when repay the fund on the day of last business day prior to statutory holidays or public holidays, but shall deduct the interest calculated according to contract interest rate from the repayment date to maturity date.

Article 5 Advance and payment of the loan

5.1 Prerequisites of the first drawings

Party A shall meet the following conditions in the first drawing:

5.2 Prerequisites of each drawing

Besides the prerequisites agreed by 5.1, Party A shall meet the following conditions on each drawing (including the first drawing) under the contract hereunder:

(1)	Party A do not breach obligations and responsibilities under this contract and warranty documents hereunder.
(2)	Not occurrence of default activities under this contract.
(3)	Warranty documents are always effective.
(4)	After Party B reasonable judge, Party A’s financial conditions do not emerge the negative change which may damage delay or hinder the performance the obligations and responsibilities under this contract and warranty documents.
(5)	Party A has signed or provided to Party B with documents as agreed or required by Party B.
(6)	Party A has opened the relevant account as agreed or required reasonably by Party B.
(7)	Other conditions required by Party B.

5.3 Withdrawal plan

Party A shall withdrawal in accordance with the following plan, and the withdrawal day shall be the bank business day:

Drawdown time	Drawdown amounts
2012-6-06	10,000,000

5.4 If Party A or guarantor does not perform fully obligations statutory or agreed by contract, including but not limited the situations that Party A has not provided integral credit materials according to requirement of Party B timely, and guarantor does not finish the warranty procedures etc., Party A agrees Party B to entitle to change above mentioned withdrawal plan, if the terms of loan change due to the changed withdrawal plan, deal with according to item 2.3 agreed.

5.5 Party A shall drawdown according to withdrawal plan as contract agreed; Party A shall not change the plan without Party B’s written consent. If change drawdown date or/and amounts, shall notify Party B in writing on the day that days prior to the proposed drawdown date as agreed by contract. Party B agrees to give to Party A with drawdown grace period of days, If Party A fails to drawdown amounts within grace period equal to Party A cancel this loan automatically, and Party A does not drawdown this loan, and assume default responsibilities according to item 13.2 as contract agreed.

5.6 If the occurrence of Party B changes the actual advance loans due to Party A cancel loans automatically, calculate the principals of this loan hereunder in accordance with the actual loan certificate.

5.7 Advance and payment of the loan

5.7.1 Drawdown application

Party A shall provide a drawdown application, loan certificate and all of drawdown documents as agreed or required by Party B at least days prior to each drawdown date to Party B. Party A can reserved seal which used on the drawdown date by authorized personnel. When Party A issues the business applications, shall present the seal in correspondence with the reserved seal. Party B is only responsible for pro forma review on the reserved seal provided by Party A’s staff, after verification, can accept the Party A’s applications. In relation to the change of reserved seal, Party A shall notify Party B in writing and affixing of official seal or contract seal. Party A shall assume corresponding compensation liabilities result from filing to notify Party B in time cause loss of Party B.

The drawdown application of Party A is irrevocable; after an approval of Party B, Party A shall applicable for drawdown according to above application.

If Party B finds that the application is correspondence with drawdown conditions as agreed, shall remit the funds to Party A’s account opened in Party B as application agreed time. (Number: 7327010182400008130), or remit to payees as agreed in the way of entrusted payment.

5.7.2 Payment method of loans

Payment method contains independent payment and entrusted payment, and entrusted payment shall be adopted meeting one of the following conditions as both Parties’ agreed:

(1)	Entrusted payment arrangement will be applied if the amount of a single drawdown made by Party A under the Financing Contract is equal to or exceeds RMB ;
(2)	Entrusted payment.

After a drawdown amount that meets the conditions for entrusted payment as set out hereunder is remitted into a designated account of Party A, Party A shall authorize and entrust Party B to transfer such amount into an account of Party A's payee for the purpose as agreed under the Financing Contract, and provide relevant information including payment voucher as required by Party B.

5.7.3 Payment management

(1) After advance of funding, Party B is entitled to review and examine if the usage situation of the loan is correspondence with agreement regularly or irregularly, Party A is bound to cooperate fully, and provide loan funding using record and materials as required by Party B, including but not limited to business contracts related to the loan payment, other transaction vouchers and materials testified the usage of the loan. If Party B finds that the usage of the loan is inconsistent with the agreement, Party B is entitled to require Party A to amend within prescribed time limit, if Party A refuses to amend it, Party B is entitled to deal with according to item 13.3 and 13.6 agreed.

(2) If the proceeds of financing under the Financing Contract are to be paid directly by Party A to its payees, Party A shall provide to Party B with last quarter’s business contract related to fund payment and other transaction materials proving the usage of loan before 10th day of next month at the end of the quarter, and to regularly summarize and report information on the use of proceeds of the financing. Party B is entitled to check on if the use of the proceeds of the financing (including purpose of financing), including account analysis, voucher verification and on-site investigation, is consistent with the agreement and the payment amount is match with the project progress.

(3) During the advance and payment of the loan, Party B may decide to supplement the conditions for advance and payment of financing, or cease to advance and pay the financing proceeds, upon occurrence of any of the following events:

①there is any material adverse change or deterioration of credit condition, and operating profit is incompetent;

②Party A fails to use the financing in accordance with the Financing Contract;

③Party A breaches the Financing Contract provisions by circumventing entrusted payment arrangement by dividing one drawdown into multiple drawdowns of smaller amount.

5.8 Other agreements

Article 6 Repayment

6.1 Party A shall repay the loans hereunder in accordance with Item _(1)__ below:

(1) Pay interest regularly and repay the principals at maturity.

(2) Pay the principal and interests one-time at maturity.

(3) Other method.

6.2 Party A shall repay the principals according to the following plans:

Item	Repayment date	Repayment amounts
1	2013.6.6	10,000,000

6.3 In relation to the repayment of principal and interest, Party A shall deposit equal to the amounts of due principal and interest to the account opened in Party B ( Number: 7327010182400008130) on the day that is bank business day prior to the repayment date and each interest settlement date, and this account as the repayment account of Party A, which authorize Party B to deduct principal and interest directly.

6.4 If the amount paid by Party A is insufficient to repay all of due principal and interest at that period, the repayment amounts will be deal with in accordance with the following sequence:

(1) Pay all kinds of payable expenses, default and compensation funding;

(2) Pay payable penalty interest and compound interests.

(3) Pay payable interests;

(4) Pay payable principals.

If the amount paid by Party A is insufficient to repay all of amounts at the same sequence, in accordance with orders of this amounts.

6.5 Voluntary repayment in advance

6.5.1 Party A cannot repay all or part loan in advance to Party B until all following conditions have been satisfied:

(1) Party A repaid all of due payable amounts before the maturity date to Party B.

(2) Party A shall submit a written application to Party B for its approval 20 bank business days prior to such prepayment, and obtain the written consent from Party B.

(3) Party A shall pay the interest and other expense related to prepayment to Party B on the prepayment date.

6.5.2 The time of repayment in advance cannot exceed times unless with written consent by Party B. The prepaid principal should be paid by inverted order, namely repaying in advance in accordance with opposite orders as contract agreed.

6.5.3 The prepayment application is irrevocable, and Party A shall repay the amounts of the contract hereunder in advance in accordance with the amounts and date recorded in prepayment application.

6.5.4 If Party B agrees to be repaid in advance, in relation to the interest of repaid amounts in advance, shall calculate in accordance with the actual days of using funding.

Article 7 Loans restructuring

7.1 If Party A fails to repay the funding on schedule, shall submit the loan restructuring application to Party B in writing at least one month prior to the current amounts’ maturity, in case of approval by Party B, the restructuring loans agreement shall be signed by two parties. In case of unapproved by Party B, Party A still shall repay the due funds according to original date as agreed by this contract. Otherwise, Party B is entitled to deal with this loan as overdue loans.

Article 8 Guarantee

8.1 The loan of this contract hereunder adopts the following item (3) guarantee method:

(1)	Collateralized guarantee

(2)	Pledged guarantee
(3)	Warranty guarantee
(4)	Other guarantees

Party B and guarantor signed the following guarantee contract according to detailed guarantee items:

1	2012 Yang 00054	5
2	2012 Yang 00053	6
3		7
4		8

Article 9 Party A Representation and Warranties

9.1 Party A is a legal person or other organization established according to PRC’s laws, having civil rights and activity capacity which is necessary to sign and perform this contract hereunder, can assume civil responsibilities independently, and Party A has obtain legal internal and external approval and authorization which is necessary to sign this contract.

9.2 All documents reports and statements which are related to this loan and provided by Party A in accordance with requirement of Party B are valid, legal, authentic, accurate and integral.

Article 10 Party A Undertakings

10.1 Party A guarantees that the financial statement and other information which required by Party B will send to Party B on time, and these documents, information should be true, accurate, complete, legal and effective.

10.2 During the effect period of credit, if there is any material change of Party A’s operation, including but not limited to transfer shares, merger, division, joint venture, cooperation, joint-operation etc. which may cause an adverse impact on Party B's rights and interests, Party A should notice Party B in 30 days advance and fulfill the repay and provide the guarantee which agreed by Party B.

10.3 Party A shall cooperate actively with Party to be investigated and supervised in relation to operating situation and loan payment management and after loan management, including the company’s basic condition, using status of the loan, material operating management activities, financing operating situation, settlement transactions and related parties transactions. All kinds of fees of Party B caused by Party A’s hindrance will be assumed by Party A.

10.4 Without the written approval of Party B, Party A cannot transfer part or whole debt to the third party that under this contract in any ways.

10.5 If the transfer or the rent part is the most assets of Party A’s , then Party A shall notice Party B in written in 30 days advance and shall get the written approval of Party B

10.6 If any affairs occur which will cause adverse effect on fulfill of this contract, including but not limited to lawsuit, arbitration, penalty, shutout, bankrupt, financial circs become worse etc. Party A should notice Party B from that day in 3 days advance in writing.

10.7 If there is any lawsuit, arbitration, penalty, shutout, bankrupt, financial circs become worse etc. for the guarantor, then Party A should provide the new guarantee to Party B.

10.8 During the effect period , if there is any change of legal representative, project Manager, address, phone, fax and so on of Party A, Party A should inform Party B in 7 days in written from that day.

10.9 Party A shall inform in written to Party B related parties’ transactions which incurred or will incur exceed 10% (inclusive) of all net assets, including but not limited to the related relationships of parties, trading items and properties, trading amounts or relevant proportions and pricing policies (including the transactions that there is no price or only symbolic price).

10.10 Party B is entitled to return back all or part of debts in advance in accordance with the funding collection situations of Party A.

Article 11 Rights and Obligations of both Parties

11.1 Party A has rights to drawdown and use debts in accordance with the terms and usage as agreed hereunder.

11.2Party A shall repay principal and interests upon the agreement.

11.3 Party B is entitled to check, supervise or understand the conditions of operating situation, use of loans and related parties’ transaction etc.

11.4 If the gains from disposal of the collaterals by Party B are insufficient to pay off all of debts, Party B has rights to recover the shortage.

11.5 In the premise of performance of obligations under this contract by Party A as well as satisfying the conditions of advance of Party B, Party B shall advance the loans fully and punctually.

11.6 Party B is entitled to require Party A to provide relevant documents in accordance with the needs of investigation, and Party B shall keep secret with the materials, documents and information provided by Party A, excluding of which shall be checked and disclosed pursuant to laws and regulations.

Article 12 Account

Party A opened the account as follows:

Settlement account, number: 82400008130

Article 13 Default

13.1 After taking effect of the contract, both parties should obey the terms of this contract. Any party does not fulfill its responsibility should afford the responsibility of breach of contract and afford the loss.

13.2 Without Party B’s approval, if Party A fails to drawdown amount according to the date of agreement under contract, Party B has right to collect liquidated damages according to interest rate as agreed and actual overdue days.

13.3 Party B is entitled to cease or terminate advance any amounts has not been drawdown unilaterally hereunder, and require Party A to repay all drawdown amounts, payable interest and other expenses afforded pursuant to laws by Party A immediately, at the same time adopt corresponding measures if there is any event as follows. The date that Party B requires Party A to repay the amount is maturity date in advance. Party B has right to directly deduct amount from any account opened in Party B or branch to collateralize this loan.

13.3.1 Party A fails to repay principals and interests under this contract hereunder.

13.3.2 Party A fails to perform any one of obligations as agreed under this contract.

13.3.3 Supporting and documents related to this loan submitted by Party A as well as the representations and warrants presented in item 9 are verified as unauthentic, uncompleted and intentionally misleading.

13.3.4 Party A hide the material operating and financial activities to Party B.

13.3.5 Party A obtains this loan taking advantage of false contract signed with controlling shareholders and other related parties.

13.3.6 Party A ceases, be unable or indicate being unable to repay the due amounts.

13.3.7 Party A shutout, bankrupt, dissolution, suspension of business, revocation or cancellation of its business licence, or incur lawsuits, arbitrations, or penalties may cause adverse consequences in respect to operating and financial situation of Party A.

13.3.8 Any change to Party A’s address, business scope or legal representative or great investment, which may cause adverse impact or threat on Party B.

13.3.9 Party A occur serious financial loss, capital loss, including caused by guarantee for others, or other financial crisis, of which Party B consider may or have effect or damage its interest under this contract hereunder.

13.3.10 Party A’s majority stockholder and other related parties occur serious financial or operating crisis, or occurrence of material related tractions between Party A and its majority stockholder and related parties, which has effect on Party A’s normal operation, or related transactions between Party A and its majority stockholder or related parties may cause an adverse impact or threat.

13.3.11 Party A occur the activities that major merger or acquisition restructuring, which Party B think may cause an adverse impact on its creditor rights.

13.3.12 There is any bad change of the industry of Party A, which has the adverse effect or threat on Party B’s creditor rights.

13.3.13 Party A fails to transact settlement or deposit and other relevant business as agreed.

13.3.14 Party A fails to use the loan as agreed, changing the usage without authority, diverting loans or use the loans to engage in illegal trading.

13.3.15 Party A fails to make payment according to item 5.7.

13.3.16 Party A breaches commitment of item 10.

13.3.17 Party A breaches regulatory requirements of Party B in respect to money collecting account.

13.3.18 Cross default. Party A default under other loan contracts and do not correct in applicable grace period, thus leading to the occurrence of one of the following events, still constitute to default of this contract, namely cross default:

①Loans under other loan documents have been or can be declared to accelerate maturity, and accumulated principals of these loans exceed threshold amount of cross default.

②Although loans under other loan documents do not have the fact that has been or can be declared to accelerate maturity, but breach payment, and accumulated amounts of default exceed the threshold amount of cross default.

Other loan document is that loan contract, debenture and guarantee agreements. Threshold amount of cross default is that minimum amount of default to trigger cross default.

13.3.19 Party A refuse to accept the supervision and check of Party B in respect to the use of loans and relevant operating activities.

13.3.20 If senior management personals of Party A are suspected of corruption, bribery or operating business illegally, Party B consider that matter may affect or damage or have affected or damaged its rights under this contract hereunder.

13.3.21 Party A effect default to other creditors.

13.3.22 Guarantor of Party A breaches the agreements under guarantee contract, or effect default matter under contract.

13.3.23 When the pledges or collaterals happen to be sealed up, detained, report for loss, cease payment, or be adopted to other compulsory measures, ownership disputation, have or may subject to damage from third parties, safety and sound condition subject to adverse effect etc., Party A fails to provide Party B with new warranty.

13.3.24 Party A occurred other activities have or may endanger or damage Party B’s rights.

13.3.25 Other situations.

13.4 With respect to the unsatisfiable principals as agreed under contract, Party B is entitled to exercise rights under item 13.3, besides Party B has right to collect interest according to actual overdue days and interest rate of current applicable interest rate plus 50%.

13.5 With respect to the interest unpaid under schedule payment, Party B has right to collect interest according to actual overdue days and interest rate as item 13.4 agreed.

13.6 With respect to the loans not be used as contract agreed, Party B has right to exercise the rights as item 13.3 agreed, besides, Party B is entitled to collect interest according to default usage days and the interest rate of current applicable interest rate plus 100% from the date of diverting the loans for the part of default usage.

13.7 The expenses occurred by Party B during exercising right (including but not limited to lawsuit fees, traveling fees, counsel fees accounting for no more than % of total amount of credit, property preservation fees, notarization and certification fees, translation fees, and evaluation auction fees etc.) will be charged to Party A.

Article 14 Continuity of Obligations

14.1 All of obligations of Party A of contract hereunder have continuity, and have completed bindings to heir, receiver, transferee as well as entities after merger, reorganization and changed name, will not subject to effect of any dispute, claim and legal procedures, as well as any order from upper entities and any contract and documents signed between debtor of primary contract and any natural person or legal person, also will not make changes due to debtor of primary contract bankrupt, be unable to repay loans, lose enterprise qualifications, change articles of association as well as occur any essential changes.

Article 15 Notarization

15.1 If any party of this contract require for the notarization, then should process the notarization in the notarial department

15.2 If Party B requires to do the non-enforceability notarization, then Party A agrees Party B to hold this contract to apply this kind of notarization. If the principle and interest of loan for Party A can not pay out during the repayment period, Party B can apply for the coercive execution to the people's court where the Party B is

Article 16 Other matters agreed upon by the parties

The credit under this contract belong to the principal creditor's right of 2012 Yangzongzi No 00132 comprehensive credit line. Party A ‘s stamp on the “Unit loan certificate” is the reserved stamp on Party B. This reserved stamp has the same effect with the stamp for the RMB loan agreement. The company can not use the loan from our bank into the stock market, housing market or deposit for security, the investment for equity capital, Private loans or should afford any loss to the bank

Article 17 Dispute Resolution

17.1 The conclusion, validity, interpretation, performance and dispute resolution of this Agreement shall be governed by PRC law

17.2 All disputes and controversies arising from or in connection with this Agreement during its performance shall be resolved by the Parties through consultation, failing which they shall be resolved in the following manner as set forth in ___2__ below:

(2) The dispute shall be resolved though litigation at the court of the place where Party B is located.

Article 18 Force Majeure

18.1 The force majeure mentioned in this contract means the unpredictable

Unavoidable and insuperability objective circumstances which lead to any party unable to fulfill the contract , including war ,down tools, enforce martial law, floods,fire,wind damage ,earthquake and other force majeure approved by both Parties.

18.2 If any party fails to fulfill the contract due to the force majeure, then it can relieve all or part of its obligations or responsibility under this contract ,but one party which suffered the force majeure should notice the other party in written on time to reduce the damage to the other party and should also provide the evidence to prove the force majeure and the last time. Meanwhile, one party which suffered the force majeure should try its best to reduce the effect to the other party

18.3 When force majeure happened, both parties should negotiation during the reasonable period to find the justice solution and try the best to reduce the damage result to the mini

Article 19 Accumulations of Party B’s rights

19.1 The rights of Party B under this contract is accumulated which will have no effect on its other rights by laws and other contract. Unless Party B mentioned in written that his no exercise, partyly exercise / delay exercise will not constitute the abandon of this rights

Article 20 Effectiveness, Amendment and Termination

20.1 This Agreement shall take effect as of the date of signing by the Parties, Person in charge or authorized representative and the stamp

20.2 After the agreement took effect, besides the former agreement, any party can not change or terminate this contract; If there is the need indeed, then should get the written conclusion through friendly negotiation

20.3 Party B could transfer all or part of its rights or obligations hereunder without the consent of Party A, but should notice Party A in written.

20.4 After the agreement took effect, if Party A transfer all or party its debts to the third party then should provide the new guarantee or the written documents which the guarantor agreed the transfer and also should get the written consent of Party B

Article 21 Miscellaneous

21.1 For the purpose of this contract, “the business banking day” means the normal business day which the bank accept the general public business, not include the national holidays and public holidays

21.2 The terms used in this Agreement including "related party", shall have the meaning given to them in the Accounting Standard for Business Enterprises No. 36 - Disclosure of Related Parties (Cai Kuai [2006] No. 3) (as subsequently amended from time to time).

21.3 Both Parties can get the written conclusion which will be the attachment to this contract if there is any unaccomplished matter. Any attached, verify or supplement shall be the indivisible part of this contract and all of which shall have the same legal force and effect.

21.4 The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement nor the validity of the entire agreement.

21.5 Any notice, requirement or other communication from Party B to Party A, including but not limited to telex, telegram and fax will be regarded as arrived to Party A once sending. The registered letter will be regarded as arrived from the third day from sending

21.6 This Agreement is made in __2__ copies, and each of Party A and Party B shall hold __1_ copies

21.7 Party B has noticed Party A about the escape clause under this contract and explained some terms per Party A’s requirement. There is no misunderstanding between Party A and Party B for the terms of this contract

Party A (seal)

Person in charge (authorized representative):

Party B (seal):

Legal representative (authorized representative)